As filed with the Securities and Exchange Commission on May 29, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CollPlant Biotechnologies Ltd.

(Exact name of registrant as specified in its charter)

State of Israel	Not Applicable
(state or other jurisdiction of	(IRS employer
incorporation or organization)	Identification No.)

4 Oppenheimer, Weizmann Science Park

Rehovot 7670104, Israel

(Address of Principal Executive Offices) (Zip Code)

2024 Share Award Plan

(Full title of the plan)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware

+1 302 738 6680

(Name and address of agent for service)

Copies to:

Mark S. Selinger, Esq. Gary Emmanuel, Esq. Eyal Peled, Esq. Greenberg Traurig, LLP One Vanderbilt Avenue New York, NY 10017-3852 Telephone: 212.801.9221	Adva Bitan, Adv. Goldfarb Gross Seligman & Co. One Azrieli Center, Round Building Tel Aviv 6701101, Israel +972 3 607 4520

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information. *

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The documents containing information specified in this Part I will be separately provided to the participants in the 2024 Share Award Plan covered by this Registration Statement, as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with the Securities and Exchange Commission (the “SEC”) by CollPlant Biotechnologies Ltd. (the “Registrant”) are incorporated herein by reference.

(a)	the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2023;

(b)	the Registrant’s Reports on Form 6-K filed with the SEC on January 2, 2024, February 15, 2024, April 4, 2024, and May 29, 2024 (in each case to the extent expressly incorporated by reference into the Registrant’s effective registration statements filed by it under the Securities Act); and

(c)	the description of the Registrant’s ordinary shares, par value NIS 1.50 per share, included in the registration statement on Form 8-A filed on January 29, 2018 (File No. 001-38370) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

In addition to the foregoing, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and all reports on Form 6-K subsequently filed by the Registrant which state that they are incorporated by reference herein, prior to the filing of a post- effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents and reports.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under the Israeli Companies Law, 5759-1999 (the “Companies Law”), a company may not exempt an office holder from liability for a breach of the duty of loyalty.  An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association.  Our articles of association include such a provision.  A company may not exempt a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Companies Law and the Israeli Securities Law, 5728-1968 (the “Securities Law”), an Israeli company may indemnify an office holder with respect to the following liabilities and expenses incurred for acts performed as an office holder, either in advance of an event or following an event, provided a provision authorizing such indemnification is contained in its articles of association:

●	financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking must detail the abovementioned foreseen events and amount or criteria;

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder: (i) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (a) no indictment was filed against such office holder as a result of such investigation or proceeding; and (b) no financial liability was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (ii) in connection with a monetary sanction;

●	Expenses incurred in connection with an Administrative Proceeding (as defined below) that has been conducted in his case, including reasonable litigation costs, covering also legal fees;

“Administrative Proceeding” - a proceeding to impose a financial sanction according to Article D of Chapter Four of Part 9 of the Companies Law as amended from time to time; as well as proceeding according to Chapter G1 of the Economic Competition Law, 5748-1988, as amended from time to time; as well as any additional administrative proceeding whereby, by law (and subject to that law) an indemnity may be granted in respect of payments related thereto or expenses incurred in connection therewith; and,

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third-party, or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for an offense that does not require proof of criminal intent.

Under the Companies Law, a company may insure an office holder against the following liabilities incurred for acts performed as an office holder if and to the extent provided in the company’s articles of association:

●	a breach of duty of care to the company or to a third-party, including a breach arising out of the negligent conduct of the office holder;

●	a breach of fiduciary duty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a monetary liability imposed on the office holder in favor of a third-party; and

●	expenses incurred by an office holder in connection with an administrative procedure, including reasonable litigation expenses and reasonable attorneys’ fees.

Under the Companies Law, a company may not indemnify or insure an office holder against any of the following:

●	a breach of fiduciary duty, except for indemnification and insurance for a breach of fiduciary duty to the company and to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a fine or forfeit levied against the office holder.

Under the Companies Law, exemption, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to certain office holders or under certain circumstances by the shareholders.

We have obtained directors’ and officers’ liability insurance for the benefit of our office holders and intend to continue to maintain such coverage and pay all premiums thereunder to the fullest extent permitted by the Companies Law. In addition, we have entered into agreements with each of our current office holders undertaking to indemnify them to the fullest extent permitted by the Companies Law and our articles of association, to the extent that these liabilities are not covered by insurance. On July 18, 2023, our shareholders approved, following the approvals of our compensation committee and board of directors, the adoption and grant of a new letter of indemnification to our existing and future directors and officers.

In the opinion of the SEC, indemnification of directors and office holders for liabilities arising under the Securities Act, however, is against public policy and therefore unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS.

See attached Exhibit Index.

ITEM 9. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that subparagraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(b) The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Rehovot, Israel, on the 29th day of May 2024.

COLLPLANT BIOTECHNOLOGIES LTD.

By:	/s/ Eran Rotem
	Name:	Eran Rotem
	Title:	Deputy CEO and Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of CollPlant Biotechnologies Ltd., hereby severally constitute and appoint Yehiel Tal and Eran Rotem and each of them, as our true and lawful attorney to sign for us and in our names in the capacities indicated below any and all amendments or supplements, including any post-effective amendments, to this registration statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming our signatures to said amendments to this registration statement signed by our said attorney and all else that said attorney may lawfully do and cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Yehiel Tal	Chief Executive Officer (Principal Executive Officer) and director	May 29, 2024
Yehiel Tal

/s/ Eran Rotem	Deputy CEO and Chief Financial Officer	May 29, 2024
Eran Rotem	(Principal Financial and Accounting Officer)

/s/ Roger Pomerantz	Chairman of the Board	May 29, 2024
Roger Pomerantz

/s/ Abraham Havron	Director	May 29, 2024
Abraham Havron

/s/ Elan Penn	Director	May 29, 2024
Elan Penn

/s/ Joseph Zarzewsky	Director	May 29, 2024
Joseph Zarzewsky

/s/ Hugh Evans	Director	May 29, 2024
Hugh Evans

/s/ Alisa Lask	Director	May 29, 2024
Alisa Lask

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of CollPlant Biotechnologies Ltd., has signed this registration statement on this 29th day of May 2024.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Donald J. Puglisi
Managing Director

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION OF DOCUMENT

3.1	Memorandum of Association of the Registrant (unofficial English translation from Hebrew original) (included as Exhibit 3.1 to our Registration Statement on Form F-1 as filed with the SEC on October 21, 2016, and incorporated herein by reference).

3.2	Amended and Restated Articles of Association of the Registrant, as currently in effect (unofficial English translation from Hebrew original) (included as Exhibit 3.2 to our Registration Statement on Form F-1 as filed with the SEC on October 21, 2016, and incorporated herein by reference).

5.1*	Opinion of Goldfarb Gross Seligman & Co. as to the legality of the securities being registered

23.1*	Consent of Kost Forer Gabbay & Kasierer, a member firm of Ernst & Young Global

23.2*	Consent of Goldfarb Gross Seligman & Co. (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page of this Registration Statement)

99.1	2024 Share Award Plan (included as Exhibit 4.4 to our Annual Report on Form 20-F filed with the SEC on April 4, 2024, and incorporated herein by reference).

107*	Filing Fee Table

*	Filed herewith.